Exhibit T3E-5

Supplement to the Information Statement

Oi S.A. – In Judicial Reorganization,

(Incorporated in the Federal Republic of Brazil)

Portugal Telecom International Finance B.V. – In Judicial Reorganization

(Organized in the Netherlands)

and

Oi Brasil Holdings Coöperatief U.A. – In Judicial Reorganization

(Organized in the Netherlands)

Procedures for Qualified Holders to Surrender their Outstanding Notes for the Qualified Recovery

THE DEADLINE FOR QUALIFIED HOLDERS TO VALIDLY PARTICIPATE AND SURRENDER THEIR NOTES IN CONNECTION WITH THE QUALIFIED RECOVERY SETTLEMENT IS 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, JULY 12, 2018, UNLESS EXTENDED BY THE ISSUERS (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”).

Oi S.A. – In Judicial Reorganization (“Oi”), Portugal Telecom International Finance B.V. – In Judicial Reorganization (“PTIF”) and Oi Brasil Holdings Coöperatief U.A. – In Judicial Reorganization (“Oi Coop”; and together with Oi and PTIF, collectively the “Issuers”) previously distributed an Information Statement, dated June 15, 2018 (the “Information Statement”), setting forth the procedures to be followed by Qualified Holders to validly participate in the Qualified Recovery Settlement. Capitalized terms used in this Supplement to the Information Statement and not otherwise defined herein have the meanings set forth in the Information Statement. On June 19, 2018, the appeal period relating to the Dutch Court confirmation of the PTIF Composition Plan and the Oi Coop Composition Plan expired. As a result, the Issuers have modified certain terms of the Qualified Recovery Settlement to provide that the PTIF-Held Shares will be distributed simultaneously with the other securities that comprise the Qualified Recovery and to provide that PTIF and OI Coop will be guarantors of the New Notes as of the date of issuance of the New Notes. Except as set forth in this Supplement to the Information Statement and in any subsequently published supplements to the Information Statement, the terms and conditions of the Qualified Recovery Settlement set forth in the Information Statement remain applicable in all respects, and this Supplement to the Information Statement should be read in conjunction therewith.

The date of this Supplement to the Information Statement is July 3, 2018

FRONT COVER PAGE

The following paragraph on the Front Cover of the Information Statement is deleted in its entirety:

“In the event that the settlement procedures with respect to the Qualified Recovery are concluded with respect to the New Notes, the ADSs representing New Shares and the ADWs representing Warrants prior to the conclusion of the Dutch bankruptcy proceedings of PTIF, the Issuers expect to distribute the ADSs representing PTIF-Held Shares to Qualified Holders entitled to receive the Qualified Recovery upon the conclusion of the Dutch bankruptcy proceedings of PTIF. However, upon the settlement date of the New Notes, the ADSs representing New Shares and the ADWs representing Warrants, The Depository Trust Company (“DTC”) will debit the accounts of the direct participants designated by the Information Agent with respect to all of the principal amount of Notes of each Qualified Holder that validly participates and surrenders its Notes pursuant to the procedures set forth in this Information Statement.”

INTRODUCTORY PAGES

The fourth paragraph under the caption “Notes” on page ii of the Information Statement is replaced in its entirety by the following:

“The Issuers plan to issue the Qualified Recovery for the Notes surrendered in this Qualified Recovery Settlement as soon after the Expiration Date as practicable, but not, in any event, later than July 31, 2018.”

SUMMARY

The fourth paragraph under the caption “Recent Development – Dutch Proceedings” on page 3 of the Information Statement is replaced in its entirety by the following:

“On June 11, 2018, the Dutch Court confirmed the PTIF Composition Plan and the Oi Coop Composition Plan at a homologation hearing. The homologation was subject to an eight day appeal period, which expired on June 19, 2018. As of that date, no appeals had been filed. As a result, the PTIF Composition Plan and the Oi Coop Composition Plan are effective as a matter of Dutch law and the bankruptcies of PTIF and Oi Coop have terminated.”

SUMMARY OF THE QUALIFIED RECOVERY SETTLEMENT

The text under the caption “Settlement” on pages 6 and 7 of the Information Statement is replaced in its entirety by the following:

“Settlement

As soon as practicable following the Acceptance Date, the Information Agent will publish the Acceptance Notices from Oi on the Election Website: https://www.dfkingltdevents.com. Qualified Holders will be able to access their Acceptance Notices through the ‘My Submissions’ page of the Election Website.

Subject to the terms and conditions of the Qualified Recovery Settlement, the Issuers plan to issue the Qualified Recovery for Notes validly surrendered and accepted in the Qualified Recovery Settlement as soon as practicable following the Acceptance Date, but in no event, later than July 31, 2018.

The “Settlement Date” shall be the date that the Qualified Recovery is issued and distributed to each Qualified Holder entitled to receive the Qualified Recovery.”

The text under the caption “Consequences of Failing to Participate” on page 7 of the Information Statement is replaced in its entirety by the following:

“Consequences of Failing to Participate

Qualified Holders that do not validly participate and surrender their Notes in accordance with the settlement procedures set forth in this Information Statement will ONLY be entitled to receive the Default Recovery.

The Default Recovery will consist of an unsecured right to payment of 100% of the principal amount of the Bondholder Credits of a Qualified Bondholder, payable in five equal annual installments commencing on: (1) June 14, 2038, for Notes held through DTC and (2) June 19, 2038 for Notes held through Euroclear/Clearstream. See “Description of the Default Recovery” for more details regarding the terms and conditions of the Default Recovery.”

SUMMARY OF THE NEW NOTES

The text under the caption “Subsidiary Guarantees” on page 16 of the Information Statement is replaced in its entirety by the following:

“Subsidiary Guarantees

Oi’s obligations under the New Notes will be guaranteed, jointly and severally, by each of:

•   Oi Móvel S.A. – in judicial reorganization (“Oi Mobile”);

•   Telemar Norte Leste S.A. – in judicial reorganization (“Telemar”);

•   Copart 4 Participações S.A. – in judicial reorganization (“Copart4”);

•   Copart 5 Participações S.A. in judicial reorganization (“Copart5”);

•   PTIF; and

•   Oi Coop.”

RISK FACTORS

The text under the caption “Risks Relating to the Qualified Recovery Settlement—Qualified Holders that fail to validly participate and surrender Notes in accordance with the settlement procedures set forth in this Information Statement will only be entitled to receive the Default Recovery” on page 20 of the Information Statement is replaced in its entirety by the following:

“If a Qualified Holder fails to validly participate and surrender its Notes in accordance with the settlement procedures set forth in this Information Statement, such Qualified Holder will only be entitled to receive the Default Recovery. The Default Recovery will consist of an unsecured right to payment of 100% of the principal amount of the Bondholder Credits of a Qualified Bondholder, payable in five equal annual installments commencing on (1) June 14, 2038, for Notes held through DTC and (2) June 19, 2038 for Notes held through Euroclear/Clearstream. See “Description of the Default Recovery” for more details regarding the terms and conditions of the Default Recovery. Qualified Holders that receive the Default Recovery will be required to bear the financial risks associated with an investment that has a 20-year grace period prior to receiving any payment thereunder.”

The text under the caption “Risks Relating to the ADSs, Warrants and the ADWs—In the event of a Cash Capital Increase, there will be a short period of time within the Exercise Period to exercise the Warrants in order to participate and if you do not you do not exercise the ADWs or Warrants in a timely manner you may not be able to participate in the Cash Capital Increase” on page 24 of the Information Statement is replaced in its entirety by the following:

“The Warrants do not confer upon the Warrant holders any of the rights of Oi common shares or shareholders, such as pre-emption rights. The only right conferred by the Warrants is the right to exercise such Warrants to subscribe common shares. Therefore, in order to participate in the Cash Capital Increase, Warrant holders or ADWs holders must exercise and hold common shares or ADSs. While the Exercise Period attributable to the Warrants is 90 days long, in the event of the Cash Capital Increase Oi will publish a Material Fact at least 15 business days prior to a general shareholders’ meeting of Oi or meeting of Oi’s board of directors’ to approve the commencement of the rights offering relating to the implementation of the Cash Capital Increase and ADW holders and Warrant holders must exercise the Warrants prior to the shareholders or board of directors meeting approving the Cash Capital Increase. Therefore, holders will have less than 15 days (and in the case of ADW holders who must act through the ADW Depositary to exercise the Warrants underlying the ADWs, less than seven days), to exercise the Warrants and receive ADSs or shares, as applicable. In the event the Warrants are not exercised in a timely manner, you will not be able to participate in the Cash Capital Increase with any common shares resulting from the exercise of such Warrants, will not receive rights issued in relation to it with respect to such common shares, and you may experience dilution.”

DESCRIPTION OF THE QUALIFIED RECOVERY SETTLEMENT

The third paragraph under the caption “Settlement Date” on page 27 of the Information Statement, which read as follows, is deleted in its entirety:

“In the event that the settlement procedures with respect to the Qualified Recovery are concluded with respect to the New Notes, the ADSs representing New Shares and the ADWs representing Warrants prior to the conclusion of the Dutch bankruptcy proceedings of PTIF, the Issuers expect to distribute the ADSs representing PTIF-Held Shares to Qualified Holders entitled to receive the Qualified Recovery upon the conclusion of the Dutch bankruptcy proceedings of PTIF. However, upon the settlement date of the New Notes, the ADSs representing New Shares and the ADWs representing Warrants, The Depository Trust Company (“DTC”) will debit the accounts of the direct participants designated by the Information Agent with respect to all of the principal amount of Notes of each Qualified Holder that validly participates and surrenders its Notes pursuant to the procedures set forth in this Information Statement.”

DESCRIPTION OF NEW NOTES

The text under the caption “General—Indenture” on page 55, of the Information Statement is replaced in its entirety by the following:

“The Notes will be governed by an Indenture (the “Indenture”), to be dated as of the Settlement Date (the “Issue Date”), among the Issuer, and Oi Mobile, Telemar, Copart 4, Copart 5, PTIF and Oi Coop (collectively the “Subsidiary Guarantors” and, together with the Issuer, the “Obligors”) and The Bank of New York Mellon, as trustee (the “Trustee”), registrar, a paying agent, and transfer agent. The Issuer will issue the Notes under the Indenture.”

Clause (b) in the third paragraph under the caption “General—Principal, Maturity and Interest” on page 55 of the Information Statement is replaced in its entirety by the following:

“(b) Thereafter, at a fixed rate of 10.000% per annum payable in cash on a semi-annual basis.”

The fifth paragraph under the caption “General—Payments of Principal and Interest” on page 56 of the Information Statement is replaced in its entirety by the following:

“Upon the issuance of Certificated Securities, the Issuer will appoint and maintain a Paying Agent in Singapore, for so long as the Notes are listed on the Singapore Exchange Securities Trading Limited (the “SGX-ST”) and the rules of such exchange so require.”

The third paragraph under the caption “General—Subsidiary Guarantees” on page 57 of the Information Statement, which read as follows, is deleted in its entirety:

“If at any time after the Issue Date, Portugal Telecom International Finance B.V.—in judicial reorganization (“PTIF”) or Oi Brasil Holdings Coöperatief U.A—in judicial reorganization (“Oi Coop”) are permitted under applicable law to become guarantors on the Notes under the Indenture, then the Issuer will cause, within 10 days thereof, PTIF or Oi Coop, as applicable, to become a Subsidiary Guarantor by executing and delivering to the Trustee, together with an opinion of counsel, a supplemental indenture pursuant to which it provides a Subsidiary Guarantee. Thereafter, PTIF or Oi Coop, as applicable, will be a Subsidiary Guarantor for all purposes of the Indenture and the Notes.”

Clause (1) of section (a) under the caption “Certain Covenants—Limitation on Restricted Payments” on page 59 of the Information Statement is replaced in its entirety by the following:

“(1)	the payment of any dividend within 60 days after the date of declaration thereof if, at the date of declaration, such payment would comply with the immediately following clause (b);”

The second paragraph under the caption “Certain Covenants—Guarantees by Restricted Subsidiaries” on page 71 of the Information Statement is replaced in its entirety by the following:

“The Issuer will (i) determine within 15 Business Days of the date on which the Issuer is required to have delivered financial statements for a fiscal period in accordance with the Indenture whether the Minimum Guarantor Coverage Condition has been satisfied as of the end of the most recent fiscal period, and in the event that it has not been satisfied as of the end of such fiscal period, and (ii) prior to consummating any transaction that may cause the Minimum Guarantor Coverage Condition to not be satisfied, evaluate the pro forma effects of such transaction, and if it determines in good faith that the Minimum Guarantor Coverage Condition will not be satisfied, then in the case of either (i) or (ii), the Issuer will cause one or more Restricted Subsidiaries to provide Subsidiary Guarantees such that, after giving pro forma effect thereto, the Minimum Guarantor Coverage Condition will be satisfied for such fiscal period (for the avoidance of doubt, such calculations will also give pro forma effect to any transactions or dispositions that would reduce the Consolidated Total Assets or Consolidated EBITDA of such Restricted Subsidiary). For the avoidance of doubt, other than as set forth immediately above, nothing contained in this paragraph will be deemed to otherwise impose any restriction or limitation on the Issuer’s or any of its Restricted Subsidiaries’ ability to make Investments in, or enter into transactions with, any of the Obligors or other Restricted Subsidiaries.”

The definition of “Minimum Guarantor Coverage Condition” on page 87 of the Information Statement is replaced in its entirety by the following:

““Minimum Guarantor Coverage Condition” means the condition that the Issuer and all Subsidiary Guarantors, on a combined basis, (A) at the end of the applicable fiscal period, own in the aggregate assets having a book value of at least the lesser of (x) BRL$50 billion and (y) 85% of the Consolidated Total Assets of the Issuer and its Restricted Subsidiaries at the last day of such period, and (B) for the most recent Four-Quarter Period ended at the end of the applicable fiscal period, own in the aggregate assets to which at least 70% of the combined revenues of the Issuer and its Restricted Subsidiaries for such Four-Quarter Period are attributable; provided that, Investments by the Obligors in non-Obligor Affiliates shall not be included as assets for the purposes of the calculation of the “Minimum Guarantor Coverage Condition”.”

DESCRIPTION OF THE DEFAULT RECOVERY

The third paragraph under the caption “General” on page 92 of the Information Statement is replaced in its entirety by the following:

“Similarly, as a result of (1) the homologation of the Dutch Composition Plan for PTIF by the Dutch Court (the “Homologation Order”) and the resulting automatic recognition of the Dutch Composition Plan for PTIF under English law pursuant to the European Insolvency Regulation (2015/848), and (2) the contractual release of the Oi guarantee of the Notes issued by PTIF pursuant to the terms of the extraordinary resolutions adopted by the holders of each series of Notes issued by PTIF on May 17, 2018, the Trust Deed governing:

•	the PTIF 2016 Notes;

•	PTIF’s 4.375% Notes due March 2017;

•	PTIF’s 5.242% Notes due November 2017;

•	PTIF’s 5.875% Notes due 2018;

•	PTIF’s 5.00% Notes due 2019;

•	PTIF’s 4.625% Notes due 2020; and

•	PTIF’s 4.50% Notes due 2025,

has been novated and Bondholder Credits represented by Notes issued under the Trust Deed will entitle the holders of those Notes (other than Notes with respect to which a valid Recovery Election has been made and which are validly accepted under the Non-Qualified Recovery Settlement (as defined in the Election Statement), the PTIF 2016 Notes Non-Qualified Recovery Settlement or the Qualified Recovery Settlement) to the Default Recovery, without any further action by the Bondholders, the Trustee under the Trust Deed governing these Notes, Oi, PTIF or any other person.”

The second paragraph under the caption “Default Recovery of Principal” on page 93 of the Information Statement is replaced in its entirety by the following:

“Subject to reduction as provided below, under the RJ Plan, Bondholders entitled to the Default Recovery will receive the full amount of the Bondholder Credits represented by:

•	Oi’s 5.125% Senior Notes due 2017;

•	Oi Coop’s 5.625% Senior Notes due 2021;

•	the PTIF 2016 Notes;

•	PTIF’s 4.375% Notes due March 2017;

•	PTIF’s 5.242% Notes due November 2017;

•	PTIF’s 5.875% Notes due 2018;

•	PTIF’s 5.00% Notes due 2019;

•	PTIF’s 4.625% Notes due 2020; and

•	PTIF’s 4.50% Notes due 2025,

in five annual, equal installments, commencing on June 19, 2038.”

PRINCIPAL EXECUTIVE OFFICE OF OI S.A. – IN JUDICIAL REORGANIZATION
Oi S.A. – In Judicial Reorganization Rua Humberto de Campos No. 425, 8th floor Leblon, Rio de Janeiro, RJ 22430-190 Brazil
SETTLEMENT AGENT AND TRUSTEE AND REGISTRAR OF THE NEW NOTES AND ADS DEPOSITARY AND ADW DEPOSITARY
The Bank of New York Mellon 101 Barclay Street, 7th Floor East New York, NY 10286 United States
INFORMATION AGENT Any question regarding the Qualified Recovery Settlement and the settlement procedures set forth in this Information Statement should be directed to the Information Agent.
D.F. King
New York	London
48 Wall Street, 22nd Floor New York, New York 10005 United States	125 Wood Street London EC2V 7AN United Kingdom
Email: oisettlement@dfkingltd.com Settlement Website: https://sites.dfkingltd.com/oisettlement